            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 36 to the registration statement on Form N-1A (the "Registration Statement") of our reports dated October 31, 2003, relating to the financial statements and financial highlights appearing in the September 30, 2003 Annual Reports to Shareholders of Vanguard Equity Income Fund and Vanguard Growth Equity Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Statements" and "Service Providers--Independent Registered Public Accounting Firm" in the Statement of Additional Information.



PricewaterhouseCoopers LLP
Philadelphia, PA

December 2, 2004